Exhibit 10.3
Free For All Incorporated
Rep Code: RXC001

RxCut Plus ® 2009 Sponsor Agreement and Compensation Schedule

FFA shall pay to SPONSOR a processing fee as shown below for each processed claim, for distributing the RxCut Plus savings cards, adjudicated at the negotiated rates, which FFA collects its fee from participating pharmacies.  Prescriptions that adjudicate at the pharmacies Usual & Customary (U&C) price DO NOT qualify for processing fee payments (approximately 20% are U&C claims).   A  U&C claim occurs when the cash price is lower than our discount price due to a sale or overstocked inventory at the pharmacy. We guarantee our members the best price at the pharmacy. If the cash price is better (U&C) the member pays the cash price and we do not add our processing fee. In addition SPONSOR will also receive the processing fee listed below for all laboratory and imaging services ordered through their SPONSOR card number.

Commission Structure
Monthly billable transactions	$1.25 Gross per transaction less Sponsor/Client commission paid
FFA Imaging and Labs per paid service ordered	$1.25 Gross per transaction less Sponsor/Client commission paid

There is initially a 60-90 day lag on the initial payment due to plan set up and billing cycle establishment.  After the set up period, commission will be released monthly on or about the 15th of the following calendar month for all prescriptions fees, received by FFA, through the end of the previous month.  Commission checks must total a minimum of fifty dollars ($50.00) to be issued.

SPONSOR is responsible for printing and Distributing RxCut Plus Savings Cards and understands and agrees not to distribute the card or any marketing information to any customer anywhere on the grounds (inside or out) of any pharmacy.  A violation of this policy will result in immediate TERMINATION of this agreement.

FFA is responsible for customer service, pharmacy help line, creating a co-branded website, marketing and educational flyer with a unique group number(s) for tracking Sponsors’ transactions. A web portal will be provided for Sponsor to review weekly transactions.

Agreement Term: This is a vested lifetime agreement after a minimum of 5,000 annual transactions. FFA has the right to terminate this agreement after one year, should the sponsor not generate 5,000 transactions.

Sponsor Information:

Full Name: Gerard J. Ferro	Title: CEO

Company: Free For All, Inc.

SSN/EIN:

Billing Address: 6 Alton Avenue

City, State, Zip: Voorhees, NJ 08043

Email: jerryferro@gmail.com	Phone: 609-774-5184

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first below written.

Free For All Incorporated	SPONSOR
Company

Eric Shugarts	Gerard J. Ferro
Name	PRINT Name

Chief Information Officer	ALL GROUPS
Title	Group Number

/s/ Eric Shugarts	/s/ Gerard J. Ferro
Signature	Signature

6/1/09	6/1/09
Date	Date